B00080-9676 12/17/2018 2:07PM Rec'd by SD SOS

**RESTATED ARTICLES OF INCORPORATON OF RAVEN INDUSTRIES, INC.**

ARTICLE ONE

The name of the Corporation is:

Raven Industries, Inc.

ARTICLE TWO

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the South Dakota Business Corporation Act, including, without limitation, the manufacture, sale, and distribution of electronic, industrial, agricultural, recreational and aeronautical products and apparel and all lawful businesses and activities necessary or incidental thereto.

ARTICLE THREE

The place where the principal business of this Corporation shall be transacted is Sioux Falls in the county of Minnehaha, State of South Dakota, but a business office may be located at Minneapolis, Minnesota, where meetings of the directors and stockholders may be held for the transaction of business.

ARTICLE FOUR

The term for which this Corporation shall exist shall be perpetual.

ARTICLE FIVE

The number of Directors of this Corporation shall be not less than seven (7), nor more than eleven (11).

ARTICLE SIX

The aggregate number of shares which this Corporation shall have authority to issue is one hundred million (100,000,000) common shares of one class having a par value of one dollar ($1.00) per share. All such shares shall be voting shares and each share shall be entitled to one vote. No shareholder of this Corporation shall be liable for the debts of the Corporation in any amount greater than the shareholder's unpaid subscription for the shares of the Corporation.

ARTICLE SEVEN

The shareholders of the Corporation shall not have the preemptive right to acquire unissued or treasury shares of the Corporation, or obligations of the Corporation convertible into such shares.

ARTICLE EIGHT

No director of the Corporation shall be personally liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law for: (i) breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any violation of the South Dakota Codified Laws Sections 47-5-15 to 47-5-19, inclusive, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission occurring prior to the date when this Article Eighth becomes effective. Neither the amendment nor repeal of this paragraph, nor the adoption of any provisions of this Articles of Incorporation inconsistent with this paragraph, shall apply to or have any effect upon the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

Dated this 12th day of December, 2018.

Daniel A. Rykhus, President

Lee A. Magnuson, Corporate Secretary

Adopted by the Board of Directors of Raven Industries, Inc. on December 12, 2018, as the Restated Articles of Incorporation of Raven Industries, Inc.

Lee A. Magnuson, Corporate Secretary

# State of South Dakota

## Office of the Secretary of State

# Certificate of Amended and Restated Formation Documents

## Domestic Business Corporation

**I, Shantel Krebs,** Secretary of State of the State of South Dakota, hereby certify that the Application for Amended and Restated Formation Documents for

**RAVEN INDUSTRIES, INC.**

BUSINESS ID# DB000104

with an effective date of: December 17, 2018, duly signed and verified, pursuant to the provisions of the South Dakota Corporation Acts, has been received in this office and is found to conform to law.

**ACCORDINGLY,** and by virtue of the authority vested in me by law, I hereby issue this Certificate of Amended and Restated Formation Documents and attach hereto a duplicate of the Application for Amended and Restated Formation Documents.


STATE OF SOUTH DAKOTA
GREAT SEAL
1889

**IN TESTIMONY WHEREOF,** I have hereunto set my hand and caused to be affixed the Great Seal of the State of South Dakota, in Pierre, the Capital City, this day, December 17, 2018.

**Shantel Krebs**
**Secretary of State**

12/17/2018 2:54 PM

South Dakota Secretary of State
SHANTEL KREBS

RAVEN INDUSTRIES, INC.
205 E 6TH ST
SIOUX FALLS, SD 57104-5931

December 17, 2018

## Filing Acknowledgment

Please review the filing information below and notify our office immediately of any discrepancies.

| | |
|---|---|
| **Business ID :** | **DB000104** |
| Status: | Good Standing |
| Filing Type: | Business Corporation - Domestic |
| Amendment Type: | Amended and Restated Formation Documents |
| Filed Date: | 12/17/2018 2:07 PM |

Shantel Krebs
Shantel Krebs
Secretary of State
State of South Dakota